Exhibit 99.1

Ziopharm Oncology Announces Changes to Board of Directors and Management Team

- CEO Laurence Cooper Appointed to Board of Directors

- Francois Lebel to Depart Company

BOSTON, October 16, 2018 (GLOBE NEWSWIRE) — Ziopharm Oncology, Inc. (Nasdaq:ZIOP), a biotechnology company focused on development of next generation immunotherapies utilizing gene- and cell-based therapies to treat patients with cancer, today announced changes to its Board of Directors and management team. Ziopharm’s Chief Executive Officer Laurence Cooper, M.D., Ph.D, is appointed to the Board of Directors effective immediately, and Francois Lebel, M.D., is stepping down from his position as Chief Medical Officer (CMO) and Executive Vice President of Research & Development, effective Oct. 26.

“We are pleased to continue the evolution of the Board of Directors with the addition of Dr. Cooper as the Company’s CEO,” said Ziopharm’s Lead Director Scott Tarriff, who is Chief Executive Officer of Eagle Pharmaceuticals. “We support Laurence and his plan for the Company’s management team to advance the Controlled IL-12 and Sleeping Beauty platforms.”

Ziopharm recently announced it has full developmental control over its technologies and is now evolving its organizational structure. A recruitment process is underway during this transition period aimed at building upon existing expertise to meet the needs of patients and shareholders.

“We are developing and expanding our R&D and clinical development teams to support the Controlled IL-12 and Sleeping Beauty CAR-T and TCR-T programs,” said Dr. Cooper. “On behalf of the Board of Directors and management team, I thank Francois for his service to our clinical programs, and we wish him well in his next endeavor.”

Dr. Lebel said, “I very much enjoyed working with the team at Ziopharm and the many world-class investigators involved with our trials. I am proud that the team has established a strong data set that supports the potential efficacy of our technologies, including Controlled IL-12 to treat patients with recurrent glioblastoma and likely other solid tumors. As I leave the Company, I believe it is on a solid track for success.”

About Ziopharm Oncology, Inc.

Ziopharm Oncology is a Boston-based biotechnology company focused on the development of next-generation immunotherapies utilizing gene- and cell-based therapies to treat patients with cancer. Ziopharm is focused on the development of two platform technologies designed to deliver safe, effective and scalable cell- and viral-based therapies for the treatment of multiple cancer types: Controlled IL-12 and Sleeping Beauty for genetically modifying T cells. The Company’s lead asset, Ad-RTS-hIL-12 plus veledimex, has demonstrated in clinical trials the potential to control interleukin-12, leading to an infiltration of T cells that fight cancer. Ad-RTS-hIL-12 plus veledimex is being evaluated as a monotherapy and in combination with immune checkpoint inhibitors to treat brain cancer and other tumor types. The Company also is advancing therapies using Sleeping Beauty, a non-viral approach to genetically modify chimeric antigen receptor (CAR+) and T-cell receptor (TCR+) T cells, which target specific antigens in blood cancers and neoantigens such as in solid tumors. Sleeping Beauty is designed using the Company’s “point-of-care” technology, a shortened manufacturing process which potentially can be developed as a decentralized manufacturing process based in hospitals. These programs are being advanced in collaboration with MD Anderson Cancer Center and the National Cancer Institute.

Forward-Looking Statements Disclaimer

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” All such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to: the Company’s ability to advance certain activities; whether chimeric antigen receptor T cell (CAR-T) approaches, Ad-RTS-hIL-12, TCR and T-cell receptor (TCR) cell-based therapies, or any other product candidates will advance further in the preclinical research or clinical trial process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether chimeric antigen receptor T cell (CAR-T) approaches, Ad-RTS-hIL-12 and TCR cell-based therapies, and the Company’s other therapeutic products it develops will be successfully marketed if approved; the strength and enforceability of the Company’s intellectual property rights; competition from other pharmaceutical and biotechnology companies; as well as other risk factors contained in the Company’s periodic and interim reports filed from time to time with the Securities and Exchange Commission, including but not limited to, the risks and uncertainties set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and subsequent reports that the Company may file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and the Company does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

For more information contact:

Ziopharm Oncology Contacts:

David Connolly Vice President, Corporate Communications/Investor Relations Tel: +1 (617) 502-1881 Email: dconnolly@ziopharm.com	Mike Moyer Vice President, Portfolio Strategy Tel : +1 (617) 765-3770 Email : mmoyer@ziopharm.com